As filed with the Securities and Exchange Commission on September 15, 2022

Registration No. 333-219402

Registration No. 333-257347

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-219402

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-257347

UNDER

THE SECURITIES ACT OF 1933

CATCHMARK TIMBER TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	20-3536671
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

601 West First Avenue, Suite 1600

Spokane, WA 99201

(Address of principal executive offices)

CatchMark Timber Trust, Inc. 2017 Incentive Plan

CatchMark Timber Trust, Inc. 2021 Incentive Plan

(Full title of the plan(s))

Michele L. Tyler

Vice President, General Counsel & Corporate Secretary

Horizon Merger Sub 2022, LLC, as successor by merger to CatchMark Timber Trust, Inc.

601 West First Avenue, Suite 1600

Spokane, WA 99201

(Name and address of agent for service)

(509) 835-1500

(Telephone number, including area code, of agent for service)

Copies to:

Andrew Bor

Eric A. DeJong

Lance W. Bass

Perkins Coie LLP

1201 Third Avenue, Suite 4900

Seattle, WA 98101

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by CatchMark Timber Trust, Inc., a Maryland corporation (the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (No. 333-219402), which was filed with the SEC on July 21, 2017, registering an aggregate of 1,800,000 shares of the Registrant’s Class A common stock, $0.01 par value per share (the “Shares”) issuable under the CatchMark Timber Trust, Inc. 2017 Incentive Plan; and

•

Registration Statement on Form S-8 (No. 333-257347), which was filed with the SEC on June 24, 2021, registering an aggregate of 2,000,000 Shares issuable under the CatchMark Timber Trust, Inc. 2021 Incentive Plan, in each case, plus such indeterminate number of Shares as may have been issuable to prevent dilution resulting from one or more stock splits, stock dividends, or similar transactions in accordance with Rule 416(a) of the Securities Act of 1933, as amended, and the terms of the applicable Registrant plan.

On September 14, 2022, pursuant to its previously announced Agreement and Plan of Merger, dated as of May 29, 2022 (the “Merger Agreement”), by and among the Registrant, CatchMark Timber Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), PotlatchDeltic Corporation, a Delaware corporation (“Parent”), and Horizon Merger Sub 2022, LLC, a Delaware limited liability company (“Merger Sub”), the Registrant merged with and into Merger Sub (the “Company Merger”) and immediately thereafter, the Partnership merged with and into Merger Sub (the “Partnership Merger” and, together with the Company Merger, the “Mergers”), with Merger Sub surviving each of the Company Merger and the Partnership Merger.

As a result of the Mergers, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statements. In accordance with the undertakings made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all Shares that were registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused each of these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Spokane, State of Washington, on September 15, 2022.

HORIZON MERGER SUB 2022, LLC (as successor by merger to CatchMark Timber Trust, Inc.)

By:	/s/ Michele L. Tyler
Michele L. Tyler
Vice President, General Counsel and Corporate Secretary

No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.